Exhibit 99.1

Metabolix Reports Third Quarter Financial Results and Provides Business Update

— Good Progress in Each Platform Development Area —

— Clinton Manufacturing Facility Begins Start-Up Process —

CAMBRIDGE, Mass. (October 29, 2009) - Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended September 30, 2009.

The Company reported a net loss of $9.4 million or $0.41 per share for the third quarter of 2009 as compared to a net loss of $9.7 million or $0.42 per share for the third quarter of 2008.

The Company’s net cash used for operating activities during the third quarter of 2009 was $7.3 million, which compares to net cash used of $6.4 million for the comparable quarter in 2008. Unrestricted cash and short-term investments at September 30, 2009 totaled $70.1 million. The Company continues to have no long-term debt.

BUSINESS UPDATE

Richard Eno, President and Chief Executive Officer, commented, “This quarter we made substantial forward progress on each of our business platforms.  With respect to Mirel bioplastic, the Clinton plant is coming along well and ADM is targeting completion of the construction of the facility in November; the start-up process is already beginning in several sections of the plant.  We have expanded our customer list for Mirel with the addition of Pharmafilter BV and prepared for further expansion by submitting the required application materials to the FDA for food contact notification.  We continue to believe that market demand for Mirel will be very strong across a number of categories of end-use products.  We are also pleased to note that in our Industrial Chemicals platform, we are completing our ATP grant for development of C4 chemicals.  We are encouraged by the commercialization economics we see for the business and have accelerated discussions with potential business development partners.  Finally, during the quarter we successfully concluded our first crop field trial, growing tobacco, which directly expressed PHA polymer.  This field trial is a milestone for us and provides an excellent foundation for moving our other commercial crop targets, oil seeds and biomass, towards similar field trials.”

THIRD QUARTER AND NINE MONTH 2009 FINANCIAL OVERVIEW

During the third quarter, the Company continued to expand its operations in advance of the full commercialization of its Mirel(TM) bioplastics business.  As a result of this process and the development of other business platforms, Metabolix used $7.3 million of net cash for operating activities in the third quarter of 2009.  This represents a planned acceleration from $6.4 million of net cash used in the year ago quarter and $4.0 million used in the second quarter ended June 30, 2009.  The Company expects to continue to invest in additional operational capabilities in connection with the planned production start-up of the Clinton manufacturing facility. Cash usage was also affected by the timing of pre-commercial cost sharing payments received from Archer Daniels Midland Company (ADM) and by reduced investment income driven by a combination of lower investment yields and cash balances available for investment in 2009.

Through the first nine months of 2009, ended September 30th, net cash used in operating activities was $19.9 million, as compared to net cash used of $14.7 million for the comparable period of 2008. The increase in cash usage for the first nine months of 2009 is attributable to the increased operational needs of the business, as detailed above, and to decreased cash receipts in 2009 versus 2008.  The decrease in cash receipts for the first nine months of 2009 is a result of the timing of pre-commercial cost sharing payments received from ADM, a decrease in funds received from investment income, a decrease in proceeds received from the exercise of stock options, and lower grant revenue from the Strategic Environmental Research Development Program grant that expired in February 2009.

Total revenue in the third quarter of 2009 was $0.6 million, which included revenue recognized from delivery of Mirel sample product (included in research and development revenue), license fees and royalties, and government research grants. This compared to $0.4 million in the same period of 2008. The increase in quarterly revenue was primarily attributed to an increase in grant revenue related to the Integrated Bio-Engineered Chemicals Program that expires in October 2009.

Revenue for the nine months ended September 30, 2009 was $1.2 million, consistent with revenue earned during the same period in fiscal 2008.

For the three months ended September 30, 2009, total operating expenses were $10.1 million as compared to $10.6 million for the comparable quarter in 2008. The 5% decrease resulted from lower research and development costs, offset partially by an increase associated with the hiring of additional personnel, including staff needed to support the Company’s planned commercial launch of Mirel bioplastic.

For the nine months ended September 30, 2009, total operating expenses of $30.1 million were slightly less than the $30.7 million incurred in the same period of the prior year, driven by lower general and administrative expenses.

The net loss for the nine months ended September 30, 2009 was $28.2 million compared to $27.1 million for the comparable nine months of 2008. The modest increase in loss for the comparable nine month period is primarily the result of lower net interest income.

The loss per share for the nine months ended September 30, 2009 was $1.23 compared to $1.19 for the comparable period in 2008.

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Thursday, October 29, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-888-430-8701 or 1-719-955-1564 (international) and enter the passcode: 6984164. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expectations for Metabolix research and development programs, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:	Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com
Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:	James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Research and development revenue	$49	$27	$79	$106
License fee and royalty revenue from related parties revenue	25	25	91	95
License fee revenue	10	—	10	—
Grant revenue	527	299	1,040	955
Total revenue	611	351	1,220	1,156

Operating expense:
Research and development expenses, including cost of revenue	6,173	6,571	18,504	18,513
Selling, general, and administrative expenses	3,968	4,048	11,620	12,193
Total operating expenses	10,141	10,619	30,124	30,706
Loss from operations	(9,530)	(10,268)	(28,904)	(29,550)

Other income (expense):
Interest income, net	113	540	706	2,449
Net loss	$(9,417)	$(9,728)	$(28,198)	$(27,101)

Net loss per share:
Basic and Diluted	$(0.41)	$(0.42)	$(1.23)	$(1.19)

Number of shares used in per share calculations:	23,015,604	22,942,898	22,995,510	22,793,456
Basic and Diluted

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	September 30,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$70,065	$91,096
Other current assets	1,510	745
Restricted cash	593	593
Property and equipment, net	3,907	4,388
Other assets	95	124
Total assets	$76,170	$96,946

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,011	$4,445
Other current liabilities	200	165
Other long-term liabilities	688	805
Long-term deferred revenue	36,927	32,440
Total liabilities	41,826	37,855
Total stockholders’ equity	34,344	59,091
Total liabilities and stockholders’ equity	$76,170	$96,946

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(28,198)	$(27,101)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,019	2,764
Charge for 401(k) company common stock match	406	347
Stock-based compensation	3,426	3,233
Gain on the sale of equipment	(70)	—
Changes in operating assets and liabilities:
Other operating assets and liabilities	(1,152)	164
Deferred revenue	3,671	5,896
Net cash used in operating activities	(19,898)	(14,697)

Cash flows from investing activities
Purchase of property and equipment	(911)	(746)
Proceeds from the sale of equipment	70	—
Purchase of short-term investments	(79,349)	(91,478)
Proceeds from the sale and maturity of short-term investments	83,594	110,735
Net cash provided by investing activities	3,404	18,511

Cash flows from financing activities
Proceeds from options and warrants exercised	75	788
Net cash provided by financing activities	75	788

Net increase (decrease) in cash and cash equivalents	(16,419)	4,602
Cash and cash equivalents at beginning of period	26,194	22,686
Cash and cash equivalents at end of period	$9,775	$27,288